Exhibit 10.5

EMPLOYMENT AGREEMENT BETWEEN LIFE BANK AND STEVEN GARDNER

This Employment Agreement (“Agreement”) is by and between LIFE BANK, a federal savings bank (“Bank”) and STEVEN GARDNER (“Executive”).  Bank hereby employs Executive and Executive hereby accepts employment with Bank in accordance with the following terms and subject to the following conditions:

1.   Term.  This Agreement shall be retroactively effective to January 5, 2001.  The initial term of this Agreement shall be until January 5, 2004, unless earlier terminated as provided herein.  This Agreement may be extended for a one-year period upon the same terms and conditions as are herein set forth if a majority of the disinterested members of the Board of Directors affirmatively votes to so extend the contract on or prior to the then applicable expiration date.

2.   Duties.  Executive shall serve as President, Chief Executive Officer and Chief Operating Officer of the Company and the Bank. Executive shall do and perform all services, acts or things necessary or advisable to discharge the duties and responsibilities of that position, subject to the policies, directives and oversight of the Boards of Directors of the Company and of the Bank, and shall perform such other duties as the Boards of Directors may assign to him from time-to-time.

3.   Extent of Services.  Executive shall devote substantially all of his energies, interest, abilities and productive time to the business of Bank and its parent, and shall not, during the term of this Agreement, be engaged in any other business activity other than that required of him in connection with his positions with Bank and its parent.  Without otherwise limiting the scope of the foregoing, nothing therein shall prevent Executive from investing his personal assets in non-competing businesses that will not require any services on his part.

4.   Compensation and Benefits.  In full compensation for all services rendered by Executive to Bank pursuant to this Agreement, Bank shall compensate Executive as follows:

4.1   Salary.  Executive’s annual Base Salary shall be $250,000.  Salary shall be paid in periodic installments (not less than monthly) in accordance with the general payroll practices of the Bank, as in effect from time-to-time.

4.2   Fringe Benefits.  Executive shall be entitled to receive all benefits and conditions of employment generally available to other executives of Bank, including, without limitation, sick leave, disability, accident, life, hospitalization, medical and dental insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans.

4.3   Vacation and Sick Leave.  Starting on his first day of active employment, Executive shall accrue paid vacation at the rate of three weeks per year and paid sick leave at the rate of two hours per pay period.  Except as stated in this subparagraph, the terms and conditions of Executive’s vacation and sick pay shall be governed by Life Bank’s Employee Handbook, as amended from time-to-time.

4.4   Reimbursement for Business Expenses.  Executive shall be reimbursed for all reasonable business expenses incurred by him in performing his duties under this Agreement in accordance with the policies of Bank in effect from time-to-time.  All requests for reimbursement shall be substantiated by invoices and other pertinent data reasonably satisfactory to Bank.

4.5   Car Allowance.  During the term of this Agreement, Executive shall receive a monthly car allowance of $1,000.00.

4.6   Discretionary Bonus.  Executive shall be eligible for a discretionary performance bonus, based on individual performance and overall performance of the Bank.  The criteria for determining eligibility and the amount of any bonus shall be in the discretion of the Bank’s Board of Directors.

5.   Termination and Severance.

5..1   Executive’s employment may be terminated with or without cause and with or without advance notice.  If Executive’s employment is terminated without cause by the Bank, Executive will receive a severance payment equal to two times the sum of Executives’ then-current base salary plus his incentive bonus for the previous year, less taxes and other required withholding, payable in a lump sum.  The payment specified in this paragraph shall constitute the Bank’s sole financial obligations to Executive in the event of a termination without cause.  Pursuant to applicable OTS Regulations (12 C.F.R. § 563.39), Executive’s employment shall also be subject to termination for cause.  “Cause” means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, material breach of any provision of this Employment Agreement, or continued incapacity (because of disability or otherwise) to perform Executive’s duties.  If Executive’s employment is terminated with cause by Bank, or if Executive voluntarily terminates his employment, Executive will not have the right to receive compensation for any period after termination.  If Executive voluntarily terminates his employment with Bank, he shall be automatically deemed to have terminated his employment with Life Financial Corporation.

5.2   Termination Because of Change-in-Control.  If Executive is terminated without cause because of a change-in-control of the Bank, this subparagraph 5.2 shall govern his eligibility for severance pay.  In such event, Executive will receive a severance payment equal to two years’ Base Salary plus incentive, less taxes and other required withholding, in a lump sum.  For purposes of this subparagraph, “change-in-control” means an acquisition of all, or substantially all, of the Bank’s assets, as well as the acquisition of ownership or voting control by a party or “group”, as defined in the applicable securities laws, of 35% or more of Company’s outstanding voting securities.

6.   Required Provisions

6.1   The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 5 herein above.

6.2   If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

6.3   If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section (e)(4) or 8(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

6.4   If the Bank is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

6.5   All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. § 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

6.6   Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. § 545.121 and any rules and regulations promulgated thereunder.

7.   Notices.  All notices and other communications to be given pursuant to this Agreement shall be in writing and may be served personally or by first class mail to the parties at such places as either of the parties hereto may from time to time designate in writing.

8.   Post-Termination Obligations.

8.1   All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with subparagraphs 8.2, 8.3 and 8.4.

8.2   Executive shall, upon reasonable notice, furnish such information and assistance to Bank as may reasonably be required by Bank in connection with any litigation or governmental investigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  Executive shall not be entitled to any additional compensation for furnishing such information and assistance but shall be entitled to be reimbursed for all expenses reasonably incurred thereby.

8.3   Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of Bank and affiliates thereof, as it may exist from time-to-time, is a valuable, special and unique asset of the business of Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless compelled to do so by court or regulatory agency process.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Bank, and may disclose information regarding Bank to third parties such as investment bankers and investors so long as to do so would not constitute the release of material, non-public information.  In the event of a breach or threatened breach by Executive of the provisions of this Section 8, Bank will be entitled to an injunction restraining Executive from disclosing, in whole in part, the knowledge of the past, present, planned or considered business activities of Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting Bank from pursuing any other remedies available to Bank for such breach or threatened breach, including the recovery of damages from Executive.  Bank acknowledges that following termination of this Agreement, Executive may seek employment with other financial institutions and agrees that Executive shall not, by virtue of seeking or accepting such employment, be deemed to automatically have disclosed or threatened to disclose any of his knowledge of the past, present, planned or considered business activities of the Bank or its affiliates.

8.4   For a period of one year after Executive has terminated his employment with Bank, Executive will not solicit any employee of Bank to terminate his or her employment with Bank.

9.   Assignment.  This Agreement and the rights and obligations of each of the parties hereunder may not be assigned by either party without the prior written consent of the other party hereto provided, however, that this Agreement and all rights and obligations hereunder may be assigned by Bank to, and assumed by, any corporation or other business entity which succeeds to all or substantially all of the business of Bank through a merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the stock or assets of Bank.

10.   Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns permitted by this Agreement.

11.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by federal law.

12.   Arbitration.  As concluded by the parties hereto upon the advice of counsel, and as evidenced by the signatures of the parties hereto, any controversy between the parties hereto involving the construction, application or enforcement of any of the terms, covenants or conditions of this Agreement shall, on the written request of one party served upon the other, be resolved solely through final and binding arbitration, which arbitration shall be conducted in Riverside County, California in accordance with the applicable rules of the American Arbitration Association then in effect governing employment disputes.  The only exception to this arbitration clause is that Bank may apply to a court for injunctive relief to enforce Section 8 of this Agreement.

13.   Waiver or Breach.  The waiver by either party of any breach hereof by the other party or, in any particular instance or series of instances, of any term or condition of this Agreement shall not constitute nor be deemed a waiver of such breach or of any such term or condition hereof in any other instance nor shall any waiver constitute a continuing waiver hereunder.  No waiver shall be binding unless executed in writing by the party making the waiver.

14.   Modification.  The provisions of this Agreement may be amended, supplemented, cancelled or otherwise altered only by an agreement in writing signed by each of the parties hereto.

15.   Severability.  If any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of the United States or any state, such invalidity or enforceability shall not affect the validity or enforceability of any other provision.

16.   No Duplication.  To the extent payments and benefits required under this Agreement (including, without limitation, insurance, vacation, holidays, sick leave, severance, retirement or 401(k)) are paid by Life Financial Corp., such payments and benefits shall not be duplicated by payments or benefits from Bank.

17.   Integration.  This Agreement supersedes and replaces all prior oral or written agreements between the parties including that certain offer letter dated January 6, 2000., the January 12, 2000 Employment Agreement Between Life Bank and Steven Gardner, the January 12, 2000 Employment Agreement Between Life Financial Corp. and Steven Gardner, and the January 5, 2001 Amendment to the Employment Agreements.  Without otherwise limiting the scope of this paragraph, this Agreement shall not supersede any existing stock option agreements between the parties.

LIFE BANK, FSB

Dated:	6/27, 2002	By:	/s/ Ronald G. Skipper
Ronald G. Skipper
Chairman of the Board

EXECUTIVE

Dated:	June 27, 2002	By:	/s/ Steven Gardner
Steven Gardner